                         SERIES C CONVERTIBLE PREFERRED
                            STOCK PURCHASE AGREEMENT
                            ------------------------

                  This Series C Convertible Preferred Stock Purchase Agreement (together with the schedules and exhibits hereto, the "AGREEMENT") dated as of August 1, 2003, is entered into by and among Audible, Inc., a Delaware corporation (the "COMPANY"), and the persons and individuals, severally but not jointly, identified on Schedule I hereto (each, an "INVESTOR" and collectively, the "INVESTORS").

                  In consideration of the premises, mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       Authorization and Sale of Series C Preferred Shares

                  1.1 Authorization. The Company has, or before the Closing (as defined in Section 2) will have, duly authorized the issuance of up to 1,111,111 shares of its Series C Convertible Preferred Stock, $0.01 par value per share (the "SERIES C SHARES"), having the rights, restrictions, privileges and preferences set forth in the Certificate of Designation of the Designations, Limitations, Restrictions and Relative Rights of the Series C Convertible Preferred Stock, attached hereto as Exhibit A (the "DESIGNATION").

                  1.2 Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2), the Company will sell and issue to each Investor, and each Investor will, severally but not jointly, purchase from the Company that number of Series C Shares set forth next to such Investor's name on Schedule I hereto at a per share purchase price of $5.40.

                  1.3 Use of Proceeds. The proceeds from the sale of Series C Shares will be used by the Company to expand sales, marketing and business development and for other general corporate purposes.

         2. The Closing. The closing (the "CLOSING") of the sale and purchase of Series C Shares under this Agreement shall take place at the offices of Piper Rudnick LLP, 1775 Wiehle Avenue, Suite 400, Reston, Virginia 20190 at 10 a.m., local time, on the date hereof. At the Closing, the Company will deliver to each Investor a certificate for the number of Series C Shares being purchased by such Investor, registered in the name of such Investor, against payment to the Company of the aggregate purchase price therefor, by wire transfer, check, or other method acceptable to the Company. The date of the Closing is hereinafter referred to as the "CLOSING DATE."

         3. Representations of the Company. The Company hereby represents and warrants to each Investor, at and as of the date of this Agreement, as follows:



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                  3.1 Organization. The Company is a corporation duly
incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate and lease its property and to carry on its business as now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of properties occupied, owned or held under lease by the Company, or the nature of the business conducted by the Company, makes such qualification or license necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the business, operations, assets, liabilities or financial condition of the Company and its subsidiaries taken as a whole (a "MATERIAL ADVERSE EFFECT").

                  3.2 Valid Issuance. The Series C Shares, when issued and paid for in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and (assuming the accuracy of Investors' representation set in Section 4.4 hereof) issued in compliance with all applicable U.S., state and foreign securities laws and will not be subject to any preemptive or other similar rights.

                  3.3 Capitalization. On the date hereof, the authorized capital stock of the Company consists of: (i) 75,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), 30,997,944 shares of which are issued and outstanding and (ii) 10,000,000 shares of preferred stock (the "PREFERRED STOCK"), par value $0.01 per share, (A) 4,500,000 of which have been designated as Series A Convertible Preferred Stock, par value $0.01 per share (the "SERIES A PREFERRED STOCK"), 3,473,967 of which are issued and outstanding and which are convertible into 14,008,034 shares of Common Stock, and (B) 1,250,000 of which have been designated as Series B Convertible Preferred Stock, par value $0.01 per share, all of which are issued and outstanding and which are convertible into 1,250,000 shares of Common Stock. On the date hereof, there are issued and outstanding options to purchase 7,506,900 shares of Common Stock and issued and outstanding warrants to purchase 3,542,271 shares of Common Stock..

                  3.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to sell and issue the Series C Shares and to consummate the other transactions contemplated by this Agreement. The execution and delivery of this Agreement, the issuance and sale of the Series C Shares and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally, (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law, or (iii) the effect of federal and state securities laws and principles of public policy on rights of indemnity and contribution.

                  3.5 No Conflict. The execution and delivery by the Company of this Agreement does not, and the sale and issuance of the Series C Shares and consummation of the other transactions contemplated by this Agreement will not, conflict with, or result in any violation or breach of any provision of, the charter documents of the Company or any contract or agreement filed by the Company with the Commission (as defined below) pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended.

                  3.6 Required Filings and Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to the Company in connection with the execution and delivery of this Agreement, the sale and issuance of the Series C Shares or the consummation of the other transactions contemplated hereby or thereby, except for such filings as may be required under applicable federal and state securities laws.

                  3.7 Commission Filings. The Company has filed all reports required to be filed with the Securities and Exchange Commission (the "COMMISSION") since July 16, 1999 (collectively, including all exhibits thereto, the "SEC REPORTS". None of such SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All such SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Securities Exchange Act of 1934 (the "EXCHANGE ACT").

                  3.8 Financial Statements. The consolidated financial statements of the Company and its subsidiaries contained in the SEC Reports were prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated, and present fairly in all material respects, as of the dates and for the periods indicated, the financial position of the Company and its subsidiaries and their results of operations and cash flows for the periods therein set forth, subject in the case of the unaudited consolidated financial statements to later normal, recurring audit adjustments required by GAAP that are not in the aggregate material and to omission of certain footnotes as permitted by GAAP.

                  3.9 Stockholders' Consent. No consent or approval of the stockholders of the Company is required or necessary for the Company to enter into this Agreement, to sell and issue the Series C Shares or to consummate the other transactions contemplated pursuant to this Agreement (other than stockholder approval of: the option plan expansion contemplated by Section 5.4 below, the Restated Designation (as that term is defined below) and the amendment to the Certificate of Designation contemplated by Section 5.14 below)..

                  3.10 Litigation. There is no litigation, governmental proceeding, investigation or arbitration pending or, to the knowledge of the Company, threatened against or directly involving the Company that questions the legality or validity of this Agreement or any related agreements or any actions taken or to be taken pursuant to or in connection with this Agreement or any related agreements or which could reasonably be expected to have a Material Adverse Effect.

                  3.11 Disclosure. The representations and warranties made or contained in this Agreement when taken together, do not contain any untrue statement of a material fact and do not omit to state a material fact required to be stated herein or therein or necessary in order to make such representations and warranties and other material not misleading.

         4. Representations of the Investors. Each Investor, severally but not jointly, represents and warrants to the Company as follows:

                  4.1 Authority. The Investor has all requisite corporate power and authority to enter into this Agreement, to purchase and hold the Series C Shares and to consummate the other transactions to be consummated by the Investor contemplated by this Agreement. The execution and delivery of this Agreement, the purchase of the Series C Shares and the consummation of the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Investor. This Agreement has been duly executed and delivered by the Investor, and constitutes the valid and binding obligation of the Investor, enforceable in accordance with its terms, except to the extent limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally, (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law, or (iii) the effect of federal and state securities laws and principles of public policy on rights of indemnity and contribution.

                  4.2 No Conflict. The execution and delivery by the Investor of this Agreement does not, and consummation of the transactions contemplated by this Agreement will not conflict with, or result in any violation or breach of any provision of, the charter documents of the Investor.

                  4.3 Required Filings and Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Investor in connection with the execution and delivery of this Agreement, the purchase of the Series C Shares to be purchased by the Investor or the consummation of the other transactions to be consummated by the Investor contemplated hereby, except for such consents, orders, authorizations, declarations, filings, approvals and registrations which, if not obtained or made, could not be expected to have a material adverse effect on the Investor's ability to consummate the transactions contemplated pursuant to this Agreement.

                  4.4 Investor is an "Accredited Investor". The Investor is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "SECURITIES ACT"). The Investor believes that it has received all the information it considers necessary or appropriate for deciding whether to purchase the Series C Shares. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Series C Shares and the business, properties, prospects and financial condition of the Company; provided, however, that the foregoing shall not diminish or detract from the Investor's ability to rely upon any of the Company's representations or warranties. The Investor acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Series C Shares. The Investor is not acquiring the Series C Shares with a view towards distribution in violation of the Securities Act.

         5. Conditions to the Obligations of the Investors. The obligation of the Investors to purchase the Series C Shares at the Closing is subject to the fulfillment, or the waiver by Investors, of the following conditions on or before the Closing Date:

                  5.1 Accuracy of Representations and Warranties. Each representation and warranty of the Company contained in Section 3 shall be true and complete on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date.

                  5.2 Completion of Due Diligence. The Investors shall have completed their due diligence review of the Company.

                  5.3 No Change. There shall have been no change in the business or financial condition of the Company between the date hereof and the Closing Date that has caused, or could be reasonably expected to cause, a Material Adverse Effect.

                  5.4 Option Plan. The Company's Board of Directors shall have approved an expansion of the Company's option plan in a form and manner reasonably acceptable to the Investors and relating to such number of shares of Common Stock as shall be acceptable to the Investors..

                  5.5 No Incurrence of Indebtedness. The Company shall not have incurred any indebtedness, except in the ordinary course of its business since July 23, 2003.

                  5.6 No Change in Capital Structure. There shall have been no change in the Company's capital structure between the date hereof and the Closing Date unless otherwise agreed upon by the Company and the Investors.

                  5.7 Apax's Purchase of Series A Preferred Stock. Funds managed by Apax Partners, Inc., ("APAX") shall have acquired from Microsoft Corporation all of the Series A Preferred Stock.

                  5.8 Performance. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Closing.

                  5.9 Filing of Designation. The Designation shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Closing Date.

                  5.10 Blue Sky Approvals. The Company shall have taken all actions necessary for the exemptions from the state securities laws in which the Series C Shares are being sold on or before the Closing Date, or at such time thereafter as may be required by the applicable statute.

                  5.11 Certificates and Documents. The Company shall have delivered to counsel to the Investors:

                           (a) The Company's certificate of incorporation, as in effect immediately prior to the Closing;

                           (b) Certificates, dated within 10 days of the Closing, as to the corporate good standing of the Company issued by the Secretary of State of the State of Delaware and any place where the Company is qualified to do business as a foreign corporation;

                           (c) By-Laws of the Company certified by its Secretary or Assistant Secretary as being in effect as of the Closing Date; and

                           (d) Resolutions of the Board of Directors of the Company, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date.

                  5.12 Legal Opinion. The Investors shall have received an opinion of Piper Rudnick LLP, substantially as set forth as Exhibit B hereto.

                  5.13 Bertelsmann Review of Restated Designation. Bertelsmann, Inc. ("BERTELSMANN") shall have had the opportunity to review and approve the Restated Designation (as that term is defined below).

                  5.14 Restated Series B Designation. The Certificate of Designation of Designations, Limitations, Restrictions and Relative Rights of the Series B Convertible Preferred Stock of Audible, Inc. shall be amended pursuant to the amendment in the form attached hereto as Exhibit C.

                  5.15 Filing of Restated Designation. As set forth in Section 12, the Restated Designation shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Closing Date.

         6. Conditions to the Obligations of the Company. The obligations of the Company under Section 1.2 of this Agreement are subject to fulfillment, on or before the Closing Date, of each of the following conditions:

                  6.1 Accuracy of Representations and Warranties. Each representation and warranty contained in Section 4 shall be true and complete on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date.

                  6.2 Purchase Price. Each Investor shall have delivered to Company the aggregate purchase price for its Series C Shares.

                  6.3 Blue Sky Approvals. The Company shall have obtained all necessary Blue Sky Law permits and qualifications, or secured an exemption therefrom, required by any state for the offer and sale of the Series C Shares.

                  6.4 Apax's Purchase of Series A Preferred Stock. Funds managed by Apax shall have acquired from Microsoft Corporation all of the Series A Preferred Stock.

         7. Participation Right. If at any time on or before the fifth (5th) anniversary of this Agreement , the Company shall sell and issue equity securities for financing purposes (a "NEW ISSUANCE"), the Company shall offer to each Investor that continues to own 100% of the Series C Shares acquired hereunder (or shares of Company common stock issuable upon conversion of the Series C Shares), by written notice at least ten (10) days prior to the proposed New Issuance, the opportunity to purchase its pro rata share of such equity securities upon the same terms and conditions as the other participants in such New Issuance, as set forth in the Company's written notice. Each Investors' pro rata share shall be equal to the ratio of (a) the number of shares of the Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Preferred Stock held by such Investor) of which such Investor is deemed to be a holder immediately prior to the date of the New Issuance to (b) the total number of shares of the Company's outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Preferred Stock or upon the exercise of any outstanding warrants or options) immediately prior to the date of the New Issuance. Each Investor may accept the Company's offer as to the full number of shares offered to it, or any lesser number, by written notice thereof given by it to the Company within five (5) days after the delivery to Investor of Company's notice regarding the New Issuance. In such event, the Company shall sell and such Investor shall buy, upon the terms and conditions specified in the notice, the number of shares agreed to be purchased by such Investor. The purchase rights of each Investor set forth in this Section 7 may not be transferred other than to Affiliates of such Investor. For the purposes of this Agreement, "Affiliate" shall have the meaning set forth in Rule 405 promulgated under the Securities Act of 1933, as amended.

         8.       Information Rights/Confidentiality.

                  8.1 Information. So long as an Investor continues to hold 50% of the Series C Shares acquired hereunder (or shares of Common Stock issuable upon conversion of the Series C Shares), then:

                           (a)      The Company will provide such Investor,
within 30 days of the conclusion of each month, a monthly operational update which compares the Company's actual performance during such month with the budgeted projections for such month as well as the prior fiscal year;

                           (b)      The Company will provide such Investor,
within 45 days of the conclusion of each fiscal quarter, a quarterly financial summary in a form substantially similar to the form provided to the Company by Apax, signed by the Chief Financial Officer of the Company;

                           (c)      The Company will provide such Investor,
within 90 days of the conclusion of each fiscal year, a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing;

                           (d)      The Company will provide such Investor,
prior to the commencement of each fiscal year, a copy of the annual budget and strategic plan approved by the Company's Board of Directors; and

                           (e)      The Company shall provide to such Investor
such other information relating to the financial condition, business, prospects or other corporate affairs of the Company as such Investor may from time to time reasonably request.

                  8.2 Confidentiality/Regulation FD. Each Investor agrees to use, and to cause its authorized representatives to use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any and all confidential information furnished to it by the Company (whether pursuant to this Section 8 or otherwise). Without limiting the generality of the foregoing, each Investor acknowledges and agrees that as a result of the requirements of this Section 8, each Investor will receive from the Company material non-public information regarding the Company (as contemplated by Regulation FD under the Securities Exchange Act of 1934). By its signature below, each Investor hereby agrees to maintain in confidence all of the Company's material non-public information, except that such information may be disclosed to such Investor's legal, accounting and other professional advisors who shall be similarly bound by the confidentiality provisions of this
Section 8.2.

         9.       Covenant.

                  9.1 Key-Man Insurance. Promptly following the Closing, the Company shall obtain key man insurance on the life of Donald Katz in an amount of not less than $2.5 million, with the proceeds of such insurance being payable to the Company.

                  9.2 Qualified Small Business Stock. Promptly following the Closing, the Company shall make reasonable efforts to enable the Series C Preferred Stock to qualify as "qualified small business stock" under Section 1202 of the Internal Revenue Code (the "Code"), including making all reports or other filings required by the Code and any related treasury regulations in connection therewith.

         10.      Registration of Shares.

                  10.1     Demand Registration.

                           (a) At any time and from time to time, a Holder (as defined below) may make written requests on the Company for the registration under the Securities Act of the shares of Company common stock (the "COMMON STOCK") issuable upon conversion of the Series C Shares (the "CONVERSION SHARES") having an anticipated aggregate offering price (net of discounts and commissions) of at least $5,000,000. The Company shall have no obligation to file more than two
         (2) registration statements under the Securities Act with respect to such requests; provided, however, that if the Conversion Shares may be registered on Form S-3 (or any successor form with similar "short form" disclosure requirements), the Holders shall have unlimited rights to request registration of its Conversion Shares on Form S-3 (or such successor form), provided, however, that each such registration of Conversion Shares shall have an anticipated aggregate offering price (net of discounts and commissions) of at least $500,000. Each such request described in the preceding two sentences shall be hereinafter referred to as a "DEMAND REGISTRATION." Any Demand Registration will specify the number of Conversion Shares proposed to be sold and will also specify the intended method of disposition thereof. For purposes of this Section 10, "HOLDER" means any person owning of record Conversion Shares that have not been sold to the public or any permitted assignee of record of such Conversion Shares.

                           (b) A registration will not be deemed to have been effected as a Demand Registration unless it has been declared effective by the Commission and the Company has complied in all material respects with its obligations under this Agreement with respect thereto; provided, however, that if, after it has become effective, the offering of shares of Common Stock pursuant to such registration is or becomes the subject of any stop order, injunction or other order or requirement of the Commission or any other governmental or administrative agency, or if any court prevents or otherwise limits the sale of the shares of Common Stock pursuant to the registration at any time within one hundred eighty (180) days after the effective date of the registration statement, such registration will be deemed not to have been effected. If (i) a registration requested pursuant to this Section 10.1 is deemed not to have been effected or (ii) the registration requested pursuant to this Section 10.1 does not remain effective for a period of at least one hundred eighty (180) days beyond the effective date thereof or, with respect to an underwritten offering of Conversion Shares, until ninety (90) days after the commencement of the distribution by the Holders of the Conversion Shares included in such registration statement, then the Company shall continue to be obligated to effect such registration pursuant to this Section 10.1. The Holders shall be permitted to withdraw all or any part of the Conversion Shares from a Demand Registration at any time prior to the effective date of such Demand Registration.

                           (c) If the Holders so elect, the offering of Conversion Shares pursuant to Demand Registration shall be in the form of an underwritten offering. The Holders shall select one or more nationally recognized firms of investment bankers reasonably acceptable to the Company to act as the lead managing underwriter (the "Underwriter") in connection with such offering and shall select any additional investment bankers and managers to be used in connection with the offering.

                  10.2     Piggy-Back Registration

                          (a) If at any time the Company proposes to file a registration statement under the Securities Act with respect to an offering by the Company for its own account or for the account of any of its respective security holders (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission) or a Demand Registration pursuant to Section 10.1), then the Company shall give prompt written notice of such proposed filing to the Holders as soon as practicable (but in no event less than 20 days before the anticipated filing date), and such notice shall offer Holders the opportunity to register such number of Conversion Shares as each Holder may request (which request shall specify the Conversion Shares intended to be disposed of by such Holder and the intended method of distribution thereof) (a "PIGGY-BACK REGISTRATION"). The Company shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Conversion Shares requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company or any other security holder included therein and to permit the sale or other disposition of such Conversion Shares in accordance with the intended method of distribution thereof. Except as set forth in Section 10.2(c), each Holder shall have the right to withdraw its request for inclusion of its Conversion Shares in any registration statement pursuant to this Section 10.2 by giving written notice to the Company of its request to withdraw, provided, however, that in the event of such withdrawal, such Holder shall be responsible for all fees and expenses (including fees and expenses of counsel) incurred by such Holder prior to such withdrawal except as set forth in
         Section 10.2(c). The Company may withdraw a Piggy-Back Registration at any time prior to the time it becomes effective.

                           No registration effected under this Section 10.2, and no failure to effect a registration under this Section 10.2, shall relieve the Company of its obligation to effect a registration upon the request of a Holder pursuant to Section 10.1, and no failure to effect a registration under this Section 10.2 and to complete the sale of Conversion Shares in connection therewith shall relieve the Company of any other obligation under this Section 10.

                           (b) Notwithstanding anything to the contrary contained herein, if the managing Underwriter or Underwriters of any underwritten offering described in Section 10.2 have informed, in writing, the Holders that it is their opinion that the total number of shares which the Company, the Holders and any other persons desiring to participate in such registration intend to include in such offering is such as to materially and adversely affect the success of such offering, then the number of shares to be offered shall be reduced or limited in the following order of priority: (x) first, the number of shares to be offered by all other holders of securities of the Company other than the Holders or others who have registration rights to the extent necessary to reduce the total number of shares as recommended by such managing Underwriters; and (y) second, if further reduction or limitation is required, the number of shares to be offered for the account of each Holder shall be reduced or limited to the extent necessary to reduce the total number of shares as recommended by such managing Underwriters; provided, however, that the reduction for the account of the Holders shall not result in the aggregate number of shares of the Holders included in the offering to be less than 25% of the total number of shares offered.

                           (c) Withdrawal Election. If, as a result of the proration provisions of Section 10.2(b), a Holder shall not be entitled to include at least 50% of the Conversion Shares in a Piggy-Back Registration that such Holder has requested to be included, such Holder may elect to withdraw its request to include Conversion Shares in such registration (a "WITHDRAWAL ELECTION") without incurring any liability for its fees and expenses; provided, however, that a Withdrawal Election shall be irrevocable and, after making a Withdrawal Election, such Holder shall no longer have any right to include Conversion Shares in the Piggy-Back Registration as to which such Withdrawal Election was made.

                  10.3 Registration Procedures. Whenever the Company is required to effect or cause the registration of Conversion Shares pursuant to Section 10.1, the Company will use its best efforts to effect the registration and the sale of such Conversion Shares in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

                           (a) The Company will prepare and file with the Commission a registration statement (which, in the case of an underwritten public offering, shall be on Form S-3 (unless the Company does not qualify for use of Form S-3 in a registration involving only a secondary offering as provided in the General Instructions to Form S-3 in such registration, in which case such registration statement shall be a Form S-1) or other form of general applicability satisfactory to the managing underwriter selected as therein provided) with respect to such securities and use best efforts to cause such registration statement to become and remain effective until the completion of the distribution; provided, however, that the Company shall be required to keep any registration statement effective at least ninety (90) days.

                           (b) The Company will prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in Section 10.3(a) and as to comply with the provisions of the Securities Act with respect to the disposition of all Conversion Shares covered by such registration statement in accordance with the intended method of disposition set forth in such registration statement for such period.

                           (c) The Company will, as far in advance as practical, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish copies of such registration statement as proposed to be filed, together with exhibits thereto, to (i) each Holder participating in the distribution through such registration statement, (ii) not more than one counsel representing such Holders, and (iii) each Underwriter, if any, of the Conversion Shares covered by such registration statement, which documents will be subject to review and approval by the foregoing within five (5) days after delivery, and thereafter as far in advance as practical, furnish to such Holders, counsel and Underwriters, if any, for their review and comment such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents or information as such Holders, counsel or Underwriters may reasonably request in order to facilitate the disposition of the Conversion Shares owned by participating Holders.

                           (d) After the filing of the registration statement, the Company will promptly notify each participating Holder of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

                           (e) The Company will use its best efforts to (i) register or qualify the Conversion Shares under such other securities or blue sky laws of such jurisdictions in the United States as each participating Holder reasonably (in light of each Holder's intended plan of distribution) requests, and (ii) cause such Conversion Shares to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable each Holder to consummate the disposition of the Conversion Shares; provided, however, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (B) subject itself to taxation in any jurisdiction where it would not be subject to taxation but for actions taken pursuant to this Section 10.3 or (C) consent to general service of process in any such jurisdiction.

                           (f) The Company will immediately notify each participating Holder, at any time when a prospectus relating to Conversion Shares is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the Holder, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly make available to each Holder any such supplement or amendment.

                           (g) The Company and each participating Holder will enter into customary agreements including, if applicable, an underwriting agreement in customary form and which is reasonably satisfactory to the Company (which shall not require the Holders to indemnify the underwriter with respect to misstatements or omissions in the registration statement other than such misstatements or omissions in written material supplied by each Holder). The Company and each holder will also take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Conversion Shares; and the each Holder may, at its option, require that any or all of the representations, warranties and covenants of the Company made to or for the benefit of such Underwriters also be made to and for the benefit of each participating Holder.

                           (h) The Company will make available to each participating Holder (and its counsel) and each Underwriter, if any, subject to restrictions imposed by the United States federal government or any agency or instrumentality thereof, copies of all correspondence between the Commission and the Company, its counsel or auditors and will also make available for inspection by each participating Holder, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained to represent a participating Holder (collectively, the "INSPECTORS"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "RECORDS") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the disclosure or release of such Records is requested or required pursuant to oral questions, interrogatories, requests for information or documents or a subpoena or other order from a court of competent jurisdiction or other process; provided, however, that prior to any disclosure or release pursuant to clause (ii), the Inspectors shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive such Inspectors' obligation not to disclose such Records; and, provided further, however, that if failing the entry of a protective order or the waiver by the Company permitting the disclosure or release of such Records, the

         Inspectors, upon advice of counsel, are compelled to disclose such Records, the Inspectors may disclose that portion of the Records which counsel has advised the Inspectors that the Inspectors are compelled to disclose. Each Holder agrees that information obtained by it solely as a result of such inspections (not including any information obtained from a third party who, insofar as is known to such Holder after reasonable inquiry, is not prohibited from providing such information by a contractual, legal or fiduciary obligation to the Company) shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates unless and until such information is made generally available to the public. Each Holder further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company's expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

                           (i) In connection with an underwritten offering, the Company will participate, to the extent reasonably requested by the managing Underwriter for the offering or the participating Holders, in customary efforts to sell the securities under the offering, including, without limitation, participating in "road shows"; provided, however, that the Company shall not be obligated to participate in more than one such offering in any 12-month period.

                           The Company may require each participating Holder to promptly furnish in writing to the Company such information regarding the distribution of the Conversion Shares as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration including, without limitation, all such information as may be requested by the Commission or the NASD. The Company may exclude any Holder from such registration if such Holder fails to provide such information.

                           Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in
         Section 10.3(f) hereof, such Holder will forthwith discontinue disposition of Conversion Shares pursuant to the registration statement covering such Conversion Shares until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by
         Section 10.3(f) hereof, and, if so directed by the Company, each Holder will deliver to the Company all copies, other than permanent file copies then in such Holder's possession, of the most recent prospectus covering such Conversion Shares at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 10.3(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 10.3(f) hereof to the date when the Company shall make available to the Holders a prospectus supplemented or amended to conform with the requirements of Section 10.3(f) hereof.

                  10.4 Registration Expenses. In connection with the Demand Registrations pursuant to Section 10.1 hereof and any Piggy-Back Registrations under Section 10.2 hereof, the

Company shall pay the following registration expenses incurred in connection with the registration thereunder (the "Registration Expenses"): (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Conversion Shares),
(iii) processing, duplicating and printing expenses, (iv) the Company's internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred in connection with the listing of the Conversion Shares, (vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested but not the cost of any audit other than a year end audit), (vii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable fees and expenses of one firm of counsel for the Holders, and (ix) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities. The Company shall have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of Conversion Shares, or the cost of any special audit required, such costs to be borne by the Holders.

                  10.5     Indemnification.

                           (a) The Company shall, to the full extent permitted
by law, indemnify and hold harmless each Holder, its Affiliates, partners, officers, directors, employees and agents, and each person, if any, who controls or is under common control with such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act of 1934, together with the partners, officers, directors, employees and agents of such controlling person (collectively, the "CONTROLLING PERSONS"), from and against any loss, claim, damage, liability, reasonable attorneys' fees, cost or expense and costs and expenses of investigating and defending any such claim, joint or several, and any action in respect thereof (collectively, the "DAMAGES") to which each Holder, its partners, officers, directors, employees and agents, and any such Controlling Person may become subject under the Securities Act or otherwise, insofar as such Damages (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Conversion Shares or any amendment or supplement thereto, or arises out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation by the Company of any federal or state securities laws or any rule or regulation thereof, except insofar as the same are based upon information furnished in writing to the Company by a Holder expressly for use therein, and shall reimburse the Holder, its Affiliates, partners, officers, directors, employees and agents, and each such Controlling Person for any legal and other expenses reasonably incurred by such Holder, its Affiliates, its partners, officers, directors, employees and agents, or any such Controlling Person in investigating or defending or preparing to defend against any such Damages or proceedings; provided, however, that the Company shall not be liable to any Holder to the extent that any such Damages (or action or proceeding in respect thereof) arise out of or are based upon an untrue statement or omission made in any preliminary prospectus if (i) such Holder failed to send or deliver a copy of the final prospectus with or prior to the delivery of written confirmation of the sale by the Holder to the person asserting the claim from which such Damages arise, and (ii) the final prospectus would have corrected such untrue statement or such omission; provided, further, however, that the Company shall not be liable to any Holder in any such case to the extent that any such Damages arise out of or are based upon an untrue statement or omission in any prospectus if (x) such untrue statement or omission is corrected in an amendment or supplement to such prospectus, and (y) having previously been furnished by or on behalf of the Company with copies of such prospectus as so amended or supplemented, such Holder thereafter fails to deliver such prospectus as so amended or supplemented prior to or concurrently with the sale of a Conversion Shares to the person asserting the claim from which such Damages arise. The Company also agrees to indemnify any Underwriters of the Conversion Shares, their officers and directors and each person who controls such Underwriters on substantially the same basis as that of the indemnification of the Holder provided in this Section 10.5(a).

                           (b) Each Holder shall, to the full extent permitted
by law, indemnify and hold harmless the Company, its officers, directors, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the partners, officers, directors, employees and agents of such controlling person, to the same extent as the foregoing indemnity from the Company to the Holders, but only to the extent the Company's or such person's Damages are attributable to the information related to the Holder, or its plan of distribution, furnished in writing by a Holder or on a Holder's behalf expressly for use in any registration statement or prospectus relating to the Conversion Shares, or any amendment or supplement thereto, or any preliminary prospectus and the aggregate amount which may be recovered from any Holder pursuant to the indemnification provided for in this Section 10.5(a) in connection with any registration and sale of Conversion Shares shall be limited to the net proceeds received by such Holder from the sale of such Conversion Shares. In case any action or proceeding shall be brought against the Company or its officers, directors, employees or agents or any such controlling person or its officers, directors, employees or agents, in respect of which indemnity may be sought against any Holder, such Holder shall have the rights and duties given to the Company, and the Company or its officers, directors, employees or agents, or such controlling person, or its officers, directors, employees or agents, shall have the rights and duties given to such Holder under the preceding paragraph. Each Holder also agrees to indemnify and hold harmless any Underwriters of the Conversion Shares, their officers and directors and each person who controls such Underwriters on substantially the same basis as that of the indemnification each Holder provides to the Company provided in this Section 10.5(b); provided that the aggregate recovery that the Company and any Underwriters can recover from any Holder pursuant to this Section 10.5(b) cannot exceed the net proceeds received by such Holder from the sale of Conversion Shares. The Company shall be entitled to receive indemnities from Underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above, with respect to information so furnished in writing by such persons specifically for inclusion in any prospectus or registration statement; provided, however, that if the Company does not receive such indemnities, the Company will not be relieved of its duties and obligations hereunder.

                           (c) Promptly after receipt by any person in respect
of which indemnity may be sought pursuant to Section 10.5(a) or 10.5(b) (an "Indemnified Party") of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an "Indemnifying Party"), notify the Indemnifying Party in writing of the claim or the commencement of such action; provided, however, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to an Indemnified Party otherwise than under Section 10.5(a) or 10.5(b) and except to the extent of any actual prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of the Company and such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties, or for fees and expenses that are not reasonable. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent, which consent will not be unreasonably withheld.

                           (d) If the indemnification provided for in this
Section 10.5 is unavailable to the Indemnified Parties in respect of any Damages referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages (i) as between the Company and the Holders on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Holders on the one hand and the Underwriters on the other from the offering of the Conversion Shares, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and the Holders on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Damages, as well as any other relevant equitable considerations, and (ii) as between the Company on the one hand and each Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and each Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Holders on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and the Holders bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and the Holders on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Holders or by the Underwriters. The relative fault of the Company on the one hand and each Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                           The Company and each Holder agree that it would not
be just and equitable if contribution pursuant to this Section 10.5(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 10.5(b), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Conversion Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Conversion Shares were offered to the public (less underwriting discounts and commissions) exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         11. Board of Directors. For so long as funds managed by Apax continue to hold at least fifty percent (50%) of the Series C Shares (or shares of Company common stock issuable upon conversion of the Series C Shares) acquired by such funds at Closing pursuant to this Agreement, such funds managed by Apax shall be entitled to designate one person for election to the Company's Board of Directors as a Class II director (the "INVESTOR REPRESENTATIVE"), which Investor Representative shall be selected by such funds. At the time of each annual meeting of stockholders at which Class II directors are elected, the Company agrees to take all such action as may be required under applicable law: (a) to include the Investor Representative in the slate of nominees for the class of directors in which the Investor Representative is designated to be recommended by the Board of Directors for election by the Company stockholders, and (b) to use its best efforts to cause the election of the Investor Representative to the Board of Directors, including nominating such individual to be elected as a director. In the event that a vacancy is created on the Board of Directors at any time by the death, disability, retirement, resignation or removal of the Investor Representative, the Company and the remaining directors will cause the vacancy created thereby to be filled by a new designee of funds managed by Apax as soon as possible.

         12. Agreement Regarding Series A Preferred Stock. In connection with entering into this Agreement, and as a condition hereto, the funds managed by Apax that are Investor and the Company agree that the terms of the Series A Preferred Stock shall be amended and restated through the filing of the First Amended and Restated Certificate of Designation of the Designations, Limitations, Restrictions and Relative Rights of the Series A Convertible Preferred Stock, attached hereto as Exhibit D (the "RESTATED DESIGNATION"). By their signatures below, such funds managed by Apax, in their capacity as the sole holders of Series A Preferred Stock following their acquisition of the Series A Preferred Stock as contemplated by Section 5.7 above, hereby approves the Restated Designation in all respects.

         13. Confidentiality. Neither the Company nor the Investor shall issue any press release or other public announcement regarding, or otherwise disclose, this Agreement or the transactions contemplated herein, or make any filing of this Agreement or other agreements relating to the transactions contemplated herein, without the consent of the other, which consent will not be unreasonably withheld; provided, however, that if a party is required by applicable law to provide public disclosure of this Agreement or the transactions contemplated herein, such party shall use all reasonable efforts to coordinate the disclosure with the other party before issuance, including, but not limited to the submission to the Commission (and any other applicable regulatory or judicial authority) of an application for confidential treatment of certain terms (which terms shall be agreed upon by the Investor and the Company) of this Agreement. Each party shall provide to the other for review a copy of any proposed disclosure of this Agreement or its terms and any application for confidential treatment at least five (5) business days before any such disclosure or application is made and to comply with all reasonable requests from the other party to minimize the extent and scope of any such disclosure.

         14. Successors and Assigns. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective successors, assigns, heirs, executors and administrators of the parties hereto. The Series C Shares shall be freely transferable to Affiliates of the Investors.

         15. Survival of Representations and Warranties. The representations, warranties and agreements made herein shall survive the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

         16. Expenses. Each party shall pay its own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement, except that the Company shall pay for an aggregate maximum of (a) $75,000 for legal, accounting and other professional fees and expenses incurred by funds managed by Apax in conjunction with the transactions contemplated by this Agreement and (b) $7,500 for legal fees and expenses incurred by Bertelsmann in connection with its review of this Agreement.

         17. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to an Investor, to such Investor's address as set forth on Schedule I hereto.

If to Company:
                                     Audible, Inc.
                                     65 Willowbrook Blvd.
                                     Wayne, NJ  07470
                                     Attn:  Chief Executive Officer
                                     Telephone No.:  (973) 890-4070
                                     Facsimile No.:  (973) 890-2442

                  with a copy to:
                                     Edwin M. Martin, Jr., Esq.
                                     Piper Rudnick LLP
                                     1775 Wiehle Avenue, Suite 400
                                     Reston, VA  20190
                                     Telephone No.:  (703) 773-4213
                                     Facsimile No.:  (703) 773-5000

         Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this
Section 17.

         18. Brokers. The Company is not subject to an existing agreement with any finder and no fees will be paid by the Company to any such finder in regard to the transactions contemplated herein. The Investor is not responsible for the payment of any finder's fees in connection with the transactions contemplated herein.

         19. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

         20. Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and Investors who own at least a majority of the Series C Preferred Stock; provided, that any amendments relating to the relative rights of holders of the Series C Preferred Stock shall not inequitably affect one or more Investors. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

         21. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

         22. Headings. The headings of the sections, subsections, and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

         23. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

         24. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law or conflicts of law provisions thereof.

                            {Signature pages follow}

                  IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.

                          THE "COMPANY":

                          AUDIBLE, INC.


                          By: /s/ Donald Katz
                              --------------------------------------------
                              Name:  Donald Katz
                              Title: Chairman and Chief Executive Officer



                          THE "INVESTORS":

                          APAX EXCELSIOR VI, L.P.

                          By: Apax Excelsior VI Partners, L.P.,
                               Its General Partner
                          By:  Apax Managers, Inc.
                               Its General Partner

                          By: /s/ Paul Vais
                              --------------------------------------------
                              Name:  Paul Vais
                              Title: Vice President

                          APAX EXCELSIOR VI-A, C.V.

                          By: Apax Excelsior VI Partners, L.P.,
                               Its General Partner
                          By:  Apax Managers, Inc.
                               Its General Partner

                          By: /s/ Paul Vais
                              --------------------------------------------
                              Name:  Paul Vais
                              Title: Vice President

                {Signatures continued on following page}

                                     APAX EXCELSIOR VI-B, C.V.

                                     By: Apax Excelsior VI Partners, L.P.,
                                          Its General Partner
                                     By:  Apax Managers, Inc.
                                          Its General Partner

                                          By: /s/ Paul Vais
                                              ---------------------------------
                                              Name: Paul Vais
                                              Title: Vice President

                                    PARTRICOF PRIVATE INVESTMENT CLUB III, L.P.

                                     By: Apax Excelsior VI Partners, L.P.,
                                          Its General Partner
                                     By:  Apax Managers, Inc.
                                          Its General Partner

                                          By: /s/ Paul Vais
                                              ---------------------------------
                                              Name: Paul Vais
                                              Title: Vice President

                                     BERTELSMANN MULTIMEDIA, INC.

                                          By: /s/ Robert J. Sorrentino
                                              ---------------------------------
                                              Name: Robert J. Sorrentino
                                              Title:   President

                                     RANDOM HOUSE VENTURES L.L.C.

                                          By: Richard Sarnoff
                                              ---------------------------------
                                               Name: Richard Sarnoff
                                               Title:   President

                                   SCHEDULE I

                              SCHEDULE OF INVESTORS

------------------------------------------------ -------------- ----------------


                     NAME                          NUMBER OF          TOTAL
                                                   SERIES C          PURCHASE
                                                    SHARES            PRICE

------------------------------------------------ -------------- ----------------
APAX EXCELSIOR VI, L.P.
C/O APAX PARTNERS, INC.                             632,963       $3,418,000.20
2180 Sand Hill Road
Menlo Park, CA  94025

------------------------------------------------ -------------- ----------------
APAX EXCELSIOR VI-A, C.V.                           51,704         $279,201.60
C/O APAX PARTNERS, INC.
2180 Sand Hill Road
Menlo Park, CA  94025

------------------------------------------------ -------------- ----------------
APAX EXCELSIOR VI-B, C.V.                           34,444         $185,997.60
C/O APAX PARTNERS, INC.
2180 Sand Hill Road
Menlo Park, CA  94025

------------------------------------------------ -------------- ----------------
PATRICOF PRIVATE INVESTMENT CLUB III, L.P.          21,630           $116,802
C/O APAX PARTNERS, INC.
2180 Sand Hill Road
Menlo Park, CA  94025

------------------------------------------------- -------------- ---------------
BERTELSMANN MULTIMEDIA, INC.
1540 Broadway                                      185,185           $999,999
New York, NY  10036

------------------------------------------------ -------------- ----------------
RANDOM HOUSE VENTURES L.L.C.
c/o Random House, Inc.                             185,185           $999,999
1745 Broadway
New York, NY  10019

------------------------------------------------ -------------- ----------------
------------------------------------------------ -------------- ----------------
TOTAL                                             1,111,111      $5,999,999.40
------------------------------------------------ -------------- ----------------